December 11, 2009

Holders of warrants issued in connection with MERR Series D Preferred Stock strategic transaction

Dear Warrant Holder,

Thank you for your participation in Merriman Curhan Ford Group, Inc.’s (the “Company”) Series D Preferred Stock issuance in September this year.  We value you as our shareholder.  As part of the transaction, we issued you warrants to purchase our common stock (“Warrants”).

The Warrants contain a “full ratchet” antidilution provision (“Ratchet”).  The text of the Ratchet contained in Section 4.(c) of the warrant reads as follows:

“(c) Full Ratchet.  Upon the occurrence of an event which causes a reduction of the Conversion Price (as defined in the Certificate of Designation) of the Series D Convertible Preferred Stock pursuant to Section 5(d)(vii) of the Certificate of Designation (or would cause such a reduction if the Series D Convertible Preferred Stock were then outstanding), (i) the Exercise Price of this Warrant shall be reduced to one and one-half times the revised Conversion Price; and (ii) the number of shares of Common Stock for which this Warrant is exercisable shall equal the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such reduction of the Exercise Price times a fraction (x) the numerator of which is the Exercise Price immediately prior to such reduction, and (y) the denominator of which is the reduced Exercise Price (as set forth in clause (i) immediately above).”

The presence of the Ratchet requires us to account for the Warrants as a liability instead of equity.  As a result, our balance sheet at September 30, 2009 has a warrant liability of $26 million, which turned our shareholders’ equity into a shareholders’ deficit (negative equity).  We are now no longer meeting the requirements for listing on NASDAQ.

We believe it is in the best interest of the Company and its stockholders to maintain our listing on NASDAQ.
By removing the ratchet provision, we will be able to account for the Warrants as equity, reducing the warrant liability and restoring our positive shareholders’ equity.  We will then regain compliance with NASDAQ listing requirements and should be able to avoid delisting.

The three largest investors in the Series D Preferred Stock transaction have agreed to remove the ratchet provision if all Series D Preferred investors also agree.  We are enclosing for your review the term sheets they signed.

The Company is requesting that you agree to remove the full ratchet provision from the warrants issued with the Series D Preferred Stock issued in September 2009.  In exchange for this consideration, we agree to pay you $0.005 per warrant share in cash.  This cash payment will be made not later than August 15, 2010, provided the Company has a positive net income for the six month period ending June, 2010.  If net income is not positive for such period, the Company will make the cash payment not later than 45 days following the end of the first quarter in which it has positive net income.

By signing below, you are agreeing to the exchange of your current warrant for a revised form, the sole difference in which will be the removal of the Ratchet.  Please note that when the Ratchet is removed, the other anti-dilution protections for stock splits, stock dividends, stock combinations, reclassifications, reorganizations, etc. shall remain in place and not be amended.

In order to remove the warrant liability from the Company’s financial statements in the current quarter and regain compliance with NASDAQ Listing Rules, we need to receive your signed letter by December 22, 2009, so please attend to this at your earliest opportunity.  Please countersign and return this letter by fax to 415.520.9330 or by email to efeldman@mcfco.com.  By including your mailing address below, we will send you a pre-posted return envelope that you may use to mail us your original Warrant along with this original letter.

We firmly believe that all investors will gain if we avoid delisting by agreeing to remove the ratchet provision.  I urge you to agree to the removal.

Sincerely,

/s/ D. Jonathan Merriman

D. Jonathan Merriman	Accepted and Agreed:
Chief Executive Officer
Co-Founder	Date:

Printed Name:

Title:

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